EXHIBIT 5.1

Fulbright & Jaworski l.l.p.

A Registered Limited Liability Partnership

666 Fifth Avenue, 31st Floor

New York, New York 10103-3198

www.fulbright.com

telephone: (212) 318-3000	facsimile: (212) 318-3400

May 18, 2004

Invitrogen Corporation

1600 Faraday Avenue

Carlsbad, California 92008

Re:	Invitrogen Corporation

Registration Statement on Form S-3

Gentlemen:

We have acted as special New York counsel to Invitrogen Corporation, a Delaware corporation (the “Company”), in connection with the registration by the Company of $450,000,000 aggregate principal amount of the Company’s 1.5% Convertible Senior Notes due 2024 (the “Notes”) pursuant to a registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder. The Notes were issued under an Indenture, dated as of February 19, 2004 (the “Indenture”), between the Company and U.S. Bank National Association, as trustee.

In connection with this opinion, we have examined such documents and records of the Company as we have deemed necessary. We have examined and relied on copies, certified or otherwise identified to our satisfaction, of the Indenture and the Notes. In our examination, we have assumed (a) the due authorization, execution, authentication and delivery by all persons, including the Company, of each of the Indenture and the Notes, (b) that each of such parties has the legal power to act in the respective capacity or capacities in which it is to act thereunder, (c) the authenticity of all documents submitted to us as originals, (d) the conformity to the original documents of all documents submitted to us as copies and (e) the genuineness of all signatures on all documents submitted to us.

Based upon the foregoing, we are of the opinion that the Notes constitute valid and legally binding obligations of the Company, entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms, except that the enforceability thereof may be limited or affected by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, fraudulent conveyance and other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors generally, (b) the refusal of a particular court to grant (i) equitable remedies, including, without limiting the generality of the foregoing, specific performance and injunctive relief, or (ii) a particular remedy sought under the Indenture and the Notes as opposed to another remedy provided for therein or another remedy available at law or in equity, (c) general principles of equity, including without limitation requirements of good faith, fair dealing and reasonableness, and the possible unavailability of specific performance or injunctive relief (regardless of whether enforcement is considered in a proceeding in equity or at law), and (d) judicial discretion.

Invitrogen Corporation

May 18, 2004

The foregoing opinion is expressly limited to matters under and governed by the laws of the State of New York. The opinion expressed herein is solely for your benefit, and may be relied upon only by you. This opinion is given as of the date hereof, and we assume no obligation to update or supplement this opinion to reflect any facts or circumstances that may come to our attention or any change in law that may occur or become effective at a later date.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement. This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/    FULBRIGHT & JAWORSKI L.L.P.

Fulbright & Jaworski L.L.P.